UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                 SCHEDULE 13D
                              (AMENDMENT NO. 2)

                  Under the Securities Exchange Act of 1934

                          VIMRx Pharmaceuticals Inc.
                               (Name of Issuer)

                        Common Stock, $.001 par value
                        (Title of Class of Securities)

                                   927186 6
                    (CUSIP Number of Class of Securities)

          Donald G. Drapkin
          35 East 62nd Street
          New York, New York 10021
          (212) 572-8440
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                   Copy to:

          Alan C. Myers, Esq.
          Skadden, Arps, Slate, Meagher & Flom
          919 Third Avenue
          New York, New York 10022
          (212) 735-3000

          June 21, 1996
           (Date of Event which Requires Filing of this Statement)

  If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

  Check the following box if a fee is being paid with this statement( ).



                              SCHEDULE 13D

 CUSIP NO.  9271866

  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ronald O. Perelman

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        7    SOLE VOTING POWER
        NUMBER OF              999,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                999,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          999,999

  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
         SHARES*                                                    ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
         2.0%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Donald G. Drapkin

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
        Not applicable

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              1,050,000
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                1,050,000
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON (See Item 5)
        1,050,000

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        2.1%

  14  TYPE OF REPORTING PERSON*
         IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Irwin Engelman

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        7    SOLE VOTING POWER
        NUMBER OF              99,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                99,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        99,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.2%

  14  TYPE OF REPORTING PERSON*
          IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Laurence D. Fink

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                        7    SOLE VOTING POWER
        NUMBER OF              559,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                559,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        1.2%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Howard Gittis

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                        7    SOLE VOTING POWER
        NUMBER OF              450,000
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                450,000
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        450,000

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.9%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Richard E. Halperin

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              24,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                24,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        24,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        less than 0.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Robert and Fern Hurst Foundation

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4    SOURCE OF FUNDS*
       WC

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
        New York

                        7    SOLE VOTING POWER
        NUMBER OF              99,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                99,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        99,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.2%

  14  TYPE OF REPORTING PERSON*
        00


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kenneth M. Jacobs

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              39,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                39,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        39,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        less than 0.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James R. Maher

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              99,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                99,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        99,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES* ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.2%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Linda G. Robinson

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              199,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                199,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        199,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.4%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Lindsay A. Rosenwald

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              2,100,000
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                2,100,000
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,100,000

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        4.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Stephen H. Sands

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              9,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                9,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        9,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        less than 0.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barry F. Schwartz

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              99,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                99,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        99,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES* ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.2%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Todd J. Slotkin

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              49,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                49,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0
  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        49,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Bruce Slovin

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              99,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                99,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        99,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.2%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Joseph H. Flom

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              49,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                49,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        49,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        0.1%

  14  TYPE OF REPORTING PERSON*
        IN


  1   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Kenneth Lerer

  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)( )
                                                                (b)( )
  3   SEC USE ONLY

  4   SOURCE OF FUNDS*
      PF

  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSU-
      ANT TO ITEMS 2(d) or 2(e)                                    ( )

  6   CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        7    SOLE VOTING POWER
        NUMBER OF              24,999
         SHARES
       BENEFICIALLY     8   SHARED VOTING POWER
         OWNED BY              0
           EACH
        REPORTING       9   SOLE DISPOSITIVE POWER
         PERSON                24,999
          WITH
                       10   SHARED DISPOSITIVE POWER
                               0

  11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        24,999

  12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*  ( )

  13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
        less than 0.1%

  14  TYPE OF REPORTING PERSON*
        IN

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!


                  This Amendment No. 2 amends the Statement on
        Schedule 13D dated March 29, 1996, as amended (the "Schedule 13D"), filed by the persons named therein (the "Reporting Persons") relating to the Common Stock, par value $.001 per share (the "Common Stock"), of VIMRx Pharmaceuticals Inc., a Delaware corporation (the "Company"). Capitalized terms used and not defined herein shall have their respective meanings as set forth in the Schedule 13D.

        Item 5  Interest in Securities of the Issuer.

             Item 5 is amended as follows:

             (a), (c) On June 21, 1996, the closing (the Closing ) of the sale of the shares (the "Shares") and warrants (the "Warrants") pursuant to the Subscription and Registration Rights Agreeement dated March 21, 1996 by and among the Company and the subscribers therein (the "Subscription Agreement") occurred. The following sets forth the number of Shares and Warrants each Reporting Person has acquired pursuant to the Subscription Agreement and all other shares of Common Stock (the "Other Shares") beneficially owned by the Reporting Person, and the percentage of the outstanding shares of Common Stock (which is based upon the 50,930,042 shares of Common Stock outstanding as reported in the Company's Form 10-C dated June 24, 1996), represented by such Shares, Warrants and Other Shares: i) Ronald O. Perelman, 666,666 Shares, 333,333 Warrants, no Other Shares and 2.0%; ii) Donald G. Drapkin, 1,050,000 Other Shares consisting of 200,000 shares of Common Stock currently held, 50,000 shares of Common Stock purchasable under currently exercisable options and 800,000 shares of Common Stock purchasable under other options and 2.1%; iii) Irwin Engelman, 66,666 Shares, 33,333 Warrants, no Other Shares and 0.2%; iv) Laurence D. Fink, 333,333 Shares, 166,666 Warrants, 60,000 Other Shares and 1.2%; v) Howard Gittis, 300,000 Shares, 150,000 Warrants, no Other Shares and 0.9%;
        vi) Richard E. Halperin, 16,666 Shares, 8,333 Warrants, no Other Shares and less than 0.1%; vii) the Robert and Fern Foundation, 66,666 Shares, 33,333 Warrants, no Other Shares and 0.2%; viii) Kenneth M. Jacobs, 26,666 Shares, 13,333 Warrants, no Other Shares and less than 0.1%; ix) James R. Maher, 66,666 Shares, 33,333 Warrants, no Other Shares and 0.2%; x) Linda G. Robinson, 133,333 Shares, 66,666 Warrants, no Other Shares and 0.4%; xi) Lindsay A. Rosenwald, no Shares, no Warrants, 2,100,000 Other Shares and 4.1%; xii) Stephen H. Sands, 6,666 Shares, 3,333 Warrants, no Other Shares and less than 0.1%; xiii) Barry F. Schwartz, 66,666 Shares, 33,333 Warrants, no Other Shares and 0.2%; xiv) Todd
        J. Slotkin, 33,333 Shares, 16,666 Warrants, no Other Shares and 0.1%; xv) Bruce Slovin, 66,666 Shares, 33,333 Warrants, no Other Shares and 0.2%; xvi) Joseph H. Flom, 33,333 Shares, 16,666 Warrants, no Other Shares and 0.1%; and xvii) Kenneth Lerer, 16,666 Shares, 8,333 Warrants, no Other Shares and less than 0.1%.

             As a result of the Closing, the group formed solely for the purpose of purchasing the Shares and Warrants pursuant to the Subscription Agreement (the "Group") was terminated.

             (b)  Not applicable.

             (c) As a result of the termination of the Group on June 21, 1996, the date of the Closing, each of the Report-ing Persons ceased to beneficially own more than 5% of the outstanding shares of Common Stock.


                                 SIGNATURES

                  After due inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

        Dated:  June 26, 1996

                                                   *
                                        -----------------------
                                        (Ronald O. Perelman)


                                       /s/ Donald G. Drapkin
                                       ------------------------
                                        (Donald G. Drapkin)


                                                   *
                                        -----------------------
                                        (Irwin Engelman)


                                                   *
                                        -----------------------
                                        (Laurence D. Fink)


                                                   *
                                        -----------------------
                                        (Howard Gittis)


                                                   *
                                        -----------------------
                                        (Richard E. Halperin)



                                      ROBERT AND FERN HURST
                                       FOUNDATION

                                                   *
                                        -----------------------


                                                   *
                                        -----------------------
                                        (Kenneth M. Jacobs)


                                                   *
                                        -----------------------
                                        (James R. Maher)


                                                   *
                                        -----------------------
                                        (Linda G. Robinson)


                                                   *
                                        -----------------------
                                        (Lindsay A. Rosenwald)


                                                   *
                                        -----------------------
                                        (Stephen H. Sands)


                                                   *
                                        -----------------------
                                        (Barry F. Schwartz)


                                                   *
                                        -----------------------
                                        (Todd J. Slotkin)


                                                   *
                                        -----------------------
                                        (Bruce Slovin)


                                                   *
                                        -----------------------
                                        (Joseph H. Flom)


                                                   *
                                        -----------------------
                                        (Kenneth Lerer)



          * Donald G. Drapkin, by signing his name hereto, does hereby execute this Statement on Schedule 13D on behalf of the persons indicated above by asterisks, pursuant to the Joint Filing Agreement executed by each person and filed as an exhibit to this Statement on Schedule

               13D.

                                      By:/s/Donald G. Drapkin
                                      -------------------------
                                        (Donald G. Drapkin)